EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-209598, Form S-8 No. 333-115570, Form S-8 No. 333-123223, Form S-8 No. 333-150961, Form S-8 No. 333-161441 and Form S-8 No. 333-188986) of PulteGroup, Inc. of our reports dated January 31, 2019, with respect to the consolidated financial statements of PulteGroup, Inc., and the effectiveness of internal control over financial reporting of PulteGroup, Inc., included in this Annual Report (Form 10-K) of PulteGroup, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Atlanta, Georgia
January 31, 2019